Exhibit 99

Dollar General Corporation Reports Second Quarter 2023 Results

Updates Financial Guidance for Fiscal Year 2023

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 31, 2023--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2023 second quarter (13 weeks) ended August 4, 2023.

  Net Sales Increased 3.9% to $9.8 Billion
  Same-Store Sales Decreased 0.1%
  Operating Profit Decreased 24.2% to $692.3 Million
  Diluted Earnings Per Share (“EPS”) Decreased 28.5% to $2.13
  Year-to-Date Cash Flows From Operations of $726.7 Million
  Board of Directors Declares Quarterly Cash Dividend of $0.59 Per Share

“While we are not satisfied with our overall financial results, we made significant progress in the second quarter improving execution in our supply chain and our stores, as well as reducing our inventory growth rate and further strengthening our price position,” said Jeff Owen, Dollar General’s chief executive officer.

“These actions were an important driver of improving customer traffic trends and growing total market share in the second quarter. In addition, we executed nearly 850 real estate projects during the quarter, further extending our reach and expanding our ability to serve both new and existing customers.”

“We are pleased with the advancements we have made, and we are now taking further actions and making additional investments to accelerate our progress and ultimately serve our customers even better. While these investments will pressure our 2023 results, we believe they will further strengthen our foundation as we move into 2024 and focus on driving sustainable growth and creating long-term shareholder value.”

Second Quarter 2023 Highlights

Net sales increased 3.9% to $9.8 billion in the second quarter of 2023 compared to $9.4 billion in the second quarter of 2022. The net sales increase was primarily driven by positive sales contributions from new stores, partially offset by the slight decline in same-store sales and the impact of store closures. Same-store sales decreased 0.1% compared to the first quarter of 2022, driven by a decline in customer traffic, partially offset by an increase in average transaction amount. Same-store sales in the second quarter of 2023 included declines in each of the home, seasonal, and apparel categories, partially offset by growth in the consumables category.

Gross profit as a percentage of net sales was 31.1% in the second quarter of 2023 compared to 32.3% in the second quarter of 2022, a decrease of 126 basis points. This gross profit rate decrease was primarily attributable to lower inventory markups and increased shrink, markdowns, and inventory damages, as well as a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories. These factors were partially offset by a lower LIFO provision and decreased transportation costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 24.0% in the second quarter of 2023 compared to 22.6% in the second quarter of 2022, an increase of 136 basis points. The primary expenses that were a greater percentage of net sales in the current year period were retail labor, utilities, depreciation and amortization, and rent; partially offset by a decrease in incentive compensation.

Operating profit for the second quarter of 2023 decreased 24.2% to $692.3 million compared to $913.4 million in the second quarter of 2022.

Interest expense for the second quarter of 2023 increased 95.7% to $84.3 million compared to $43.1 million in the second quarter of 2022, primarily driven by higher average borrowings and higher interest rates.

The effective income tax rate for the second quarter of 2023 was 22.9% compared to 22.1% in the second quarter of 2022. This higher effective income tax rate was primarily due to a higher state effective tax rate in the 13-week period in 2023 than the comparable 13-week period in 2022.

The Company reported net income of $468.8 million for the second quarter of 2023, a decrease of 30.9% compared to $678.0 million in the second quarter of 2022. Diluted EPS decreased 28.5% to $2.13 for the second quarter of 2023 compared to diluted EPS of $2.98 in the second quarter of 2022.

Merchandise Inventories

As of August 4, 2023, total merchandise inventories, at cost, were $7.5 billion compared to $6.9 billion as of July 29, 2022, an increase of 3.4% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 26-week period ended August 4, 2023 were $768 million, including approximately: $308 million for improvements, upgrades, remodels and relocations of existing stores; $229 million for distribution and transportation-related projects; $194 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $23 million for information systems upgrades and technology-related projects. During the second quarter of 2023, the Company opened 215 new stores, remodeled 614 stores, and relocated 20 stores.

Share Repurchases

In the second quarter of 2023, as planned, the Company did not repurchase any shares under its share repurchase program. The total remaining authorization for future repurchases was $1.4 billion at the end of the second quarter of 2023.

Under the program, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements, cash requirements, excess debt capacity, results of operations, financial condition and other factors. The authorization has no expiration date. Information regarding the Company’s updated share repurchase expectations for 2023 can be found under “Fiscal Year 2023 Financial Guidance and Store Growth Outlook.”

Dividend

On August 30, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before October 24, 2023 to shareholders of record on October 10, 2023. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2023 Financial Guidance and Store Growth Outlook

The Company is taking certain actions to accelerate the pace of its inventory reduction efforts and making additional investments in targeted areas, such as retail labor, to further elevate the in-store experience and better serve its customers. Overall, the Company expects an incremental operating profit headwind of up to $170 million in the second half of 2023 from these strategic actions and investments.

To reflect these strategic actions and investments, as well as softer sales trends and an increase in expected inventory shrink for the second half of 2023, the Company is revising its outlook for fiscal year 2023, provided on June 1, 2023.

The Company now expects:

  Net sales growth in the range of 1.3% to 3.3%, compared to its previous expectation of 3.5% to 5.0%; both of which include an anticipated negative impact of approximately two percentage points due to lapping the fiscal 2022 53rd week.
  Same-store sales growth in the range of a decline of approximately 1.0% to growth of 1.0%, compared to its previous expectation of growth in the range of 1.0% to 2.0%.
  Diluted EPS in the range of approximately $7.10 to $8.30, or a decline of 34% to 22%, compared to its previous year-over-year change expectation of an approximate 8% decline to flat growth.
    The Diluted EPS guidance continues to include an anticipated negative impact of approximately four percentage points due to lapping the fiscal 2022 53rd week.
    The Diluted EPS guidance continues to include an anticipated negative impact of approximately four percentage points due to higher interest expense in fiscal 2023.
    The Diluted EPS guidance continues to assume an effective tax rate of approximately 22.5%.

The Company continues to expect the following for fiscal year 2023:

  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.6 billion to $1.7 billion.
  3,110 real estate projects in the United States, including 990 new store openings, 2,000 remodels, and 120 store relocations.

The Company’s guidance also continues to assume no share repurchases in 2023.

Conference Call Information

The Company will hold a conference call on August 31, 2023 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Jeff Owen, chief executive officer, and Kelly Dilts, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13739868. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through September 28, 2023, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13739868.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Owen, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2023 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “accelerate,” “predict,” “position,” “assume,” “opportunities,” “prospects,” “investments,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “near-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move into,” “looking ahead,” “years ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation (and the company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics (such as the COVID-19 pandemic); higher fuel, energy, healthcare and housing costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government stimulus programs or subsidies such as unemployment and food/nutrition assistance programs and student loan repayment forgiveness; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the company’s ability to execute its strategies and initiatives, the company’s cost of goods sold, the company’s SG&A expenses (including real estate costs), and the company’s sales and profitability;
  failure to achieve or sustain the company’s strategies, initiatives and investments, including those relating to merchandising (including non-consumable initiatives), real estate and new store development, international expansion, store formats and concepts, digital, marketing, health services, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, Fast Track, and DG Media Network;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the company’s real estate projects or to anticipate or successfully address the challenges imposed by the company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
  levels of inventory shrinkage and damages;
  failure to successfully manage inventory balances, issues related to supply chain disruptions, seasonal buying pattern disruptions, and distribution network capacity;
  failure to maintain the security of the company’s business, customer, employee or vendor information or to comply with privacy laws, or the company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China and the current conflict between Russia and Ukraine) that prevents the company from operating all or a portion of its business;
  damage or interruption to the company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the company’s existing technology or developing or implementing new technology;
  a significant disruption to the company’s distribution network, the capacity of the company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, political uncertainty involving China and disruptive political events such as the current conflict between Russia and Ukraine);
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises (for example, the COVID-19 pandemic), political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China and the current conflict between Russia and Ukraine);
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels, including the effects of potential regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented) and other labor issues, including employee safety issues and employee expectations and productivity;
  loss of key personnel or inability to hire additional qualified personnel or inability to enforce non-compete agreements that we have in place with management personnel;
  risks associated with the Company’s private brands, including, but not limited to, the company’s level of success in improving their gross profit rate at expected levels;
  seasonality of the company’s business;
  failure to protect the company’s reputation;
  the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels); health and safety; imports and customs; bribery; climate change; and environmental compliance, as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the company’s failure to sustain its reporting positions negatively affecting the company’s tax rate, and developments in or outcomes of private actions, class actions, derivative actions, multi-district litigation, arbitrations, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the company’s credit profile, compliance with covenants and restrictions under the company’s debt agreements, and the amount of the company’s available excess capital;
  the factors disclosed under “Risk Factors” in the company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of August 4, 2023, the company’s 19,488 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 4,	July 29,	February 3,
	2023	2022	2023
ASSETS
Current assets:
Cash and cash equivalents	$353,018	$326,263	$381,576
Merchandise inventories	7,531,459	6,935,856	6,760,733
Income taxes receivable	151,730	93,283	135,775
Prepaid expenses and other current assets	377,772	327,490	302,925
Total current assets	8,413,979	7,682,892	7,581,009
Net property and equipment	5,624,129	4,648,187	5,236,309
Operating lease assets	10,755,172	10,319,225	10,670,014
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,700	1,199,700
Other assets, net	63,988	50,663	57,746
Total assets	$30,395,557	$28,239,256	$29,083,367

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$-	$900,635	$-
Current portion of operating lease liabilities	1,331,433	1,231,064	1,288,939
Accounts payable	3,681,634	4,358,388	3,552,991
Accrued expenses and other	1,013,594	1,069,926	1,036,919
Income taxes payable	7,261	6,773	8,919
Total current liabilities	6,033,922	7,566,786	5,887,768
Long-term obligations	7,295,215	4,290,700	7,009,399
Long-term operating lease liabilities	9,409,193	9,070,328	9,362,761
Deferred income taxes	1,119,114	906,846	1,060,906
Other liabilities	240,408	216,105	220,761
Total liabilities	24,097,852	22,050,765	23,541,595

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	192,039	197,372	191,718
Additional paid-in capital	3,724,200	3,627,987	3,693,871
Retained earnings	2,380,451	2,364,098	1,656,140
Accumulated other comprehensive loss	1,015	(966)	43
Total shareholders' equity	6,297,705	6,188,491	5,541,772
Total liabilities and shareholders' equity	$30,395,557	$28,239,256	$29,083,367

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	August 4,	% of Net	July 29,	% of Net
	2023	Sales	2022	Sales
Net sales	$9,796,181	100.00%	$9,425,713	100.00%
Cost of goods sold	6,751,495	68.92	6,377,490	67.66
Gross profit	3,044,686	31.08	3,048,223	32.34
Selling, general and administrative expenses	2,352,372	24.01	2,134,797	22.65
Operating profit	692,314	7.07	913,426	9.69
Interest expense	84,337	0.86	43,098	0.46
Income before income taxes	607,977	6.21	870,328	9.23
Income tax expense	139,142	1.42	192,298	2.04
Net income	$468,835	4.79%	$678,030	7.19%

Earnings per share:
Basic	$2.14		$3.00
Diluted	$2.13		$2.98
Weighted average shares outstanding:
Basic	219,403		226,299
Diluted	219,952		227,456

	For the 26 Weeks Ended
	August 4,	% of Net	July 29,	% of Net
	2023	Sales	2022	Sales
Net sales	$19,139,013	100.00%	$18,177,065	100.00%
Cost of goods sold	13,138,853	68.65	12,390,479	68.17
Gross profit	6,000,160	31.35	5,786,586	31.83
Selling, general and administrative expenses	4,566,988	23.86	4,127,003	22.70
Operating profit	1,433,172	7.49	1,659,583	9.13
Interest expense	167,375	0.87	82,774	0.46
Income before income taxes	1,265,797	6.61	1,576,809	8.67
Income tax expense	282,582	1.48	346,122	1.90
Net income	$983,215	5.14%	$1,230,687	6.77%

Earnings per share:
Basic	$4.48		$5.41
Diluted	$4.47		$5.39
Weighted average shares outstanding:
Basic	219,298		227,388
Diluted	220,029		228,533

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	August 4,	July 29,
	2023	2022
Cash flows from operating activities:
Net income	$983,215	$1,230,687
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	410,287	349,722
Deferred income taxes	58,147	81,419
Noncash share-based compensation	33,893	42,093
Other noncash (gains) and losses	57,367	214,128
Change in operating assets and liabilities:
Merchandise inventories	(817,001)	(1,528,744)
Prepaid expenses and other current assets	(78,358)	(87,244)
Accounts payable	107,810	622,346
Accrued expenses and other liabilities	(12,438)	22,389
Income taxes	(17,613)	2,829
Other	1,412	(1,609)
Net cash provided by (used in) operating activities	726,721	948,016

Cash flows from investing activities:
Purchases of property and equipment	(767,935)	(658,784)
Proceeds from sales of property and equipment	3,234	2,166
Net cash provided by (used in) investing activities	(764,701)	(656,618)

Cash flows from financing activities:
Issuance of long-term obligations	1,498,260	-
Repayments of long-term obligations	(8,843)	(4,696)
Net increase (decrease) in commercial paper outstanding	(1,205,400)	1,041,233
Borrowings under revolving credit facilities	500,000	-
Repayments of borrowings under revolving credit facilities	(500,000)	-
Costs associated with issuance of debt	(12,448)	-
Repurchases of common stock	-	(1,095,396)
Payments of cash dividends	(258,885)	(249,462)
Other equity and related transactions	(3,262)	(1,643)
Net cash provided by (used in) financing activities	9,422	(309,964)

Net increase (decrease) in cash and cash equivalents	(28,558)	(18,566)
Cash and cash equivalents, beginning of period	381,576	344,829
Cash and cash equivalents, end of period	$353,018	$326,263

Supplemental cash flow information:
Cash paid for:
Interest	$177,063	$81,120
Income taxes	$242,052	$261,935
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$745,786	$843,900
Purchases of property and equipment awaiting processing for payment,
included in Accounts payable	$171,527	$139,023

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	August 4,	July 29,
	2023	2022	% Change
Consumables	$7,921,622	$7,475,839	6.0%
Seasonal	1,076,161	1,086,904	-1.0%
Home products	516,645	559,766	-7.7%
Apparel	281,753	303,204	-7.1%
Net sales	$9,796,181	$9,425,713	3.9%

	For the 26 Weeks Ended
	August 4,	July 29,
	2023	2022	% Change
Consumables	$15,504,504	$14,436,340	7.4%
Seasonal	2,038,842	2,048,282	-0.5%
Home products	1,047,834	1,099,588	-4.7%
Apparel	547,833	592,855	-7.6%
Net sales	$19,139,013	$18,177,065	5.3%

Store Activity

		For the 26 Weeks Ended
		August 4,	July 29,
		2023	2022

Beginning store count		19,104	18,130
New store openings		427	466
Store closings		(43)	(30)
Net new stores		384	436
Ending store count		19,488	18,566
Total selling square footage (000's)		146,422	138,286
Growth rate (square footage)		5.9%	5.6%

Contacts

Investor Contact:
investorrelations@dollargeneral.com

Media Contact:
dgpr@dollargeneral.com